Exhibit 99.1

First Responder Products, Inc. Launches New Homeland Security products website
Wednesday August 2, 2006

SCOTTSDALE, Ariz., August 2 /PRNewswire/ -- First Responder Products, Inc. today announced the launch of the company's new homeland security products website dedicated to providing a single source for emergency response products. The company is a distributor of a wide range of specialized homeland security products to public safety agencies, commercial end users and the military.

The website, at www.firstresponderproducts.com, will offer hundreds of products from nationally known manufacturers. These products will include a wide selection of personal protection equipment; chemical, biological and radiological detection equipment; decontamination equipment; tactical equipment; and other terrorism and emergency response products which are funded by government grants. The site provides real-time online ordering, order tracking and user interactivities.

For the first ninety days the company will test and refine the site's content and functionality, as well as improve the performance and navigability of the site and add additional refinements and capabilities for the first responder community. Interested parties can visit the site to discover more information about the full range of the company's products.

"The U.S. government has now instituted a policy that government agencies should rely on commercial products and services. Domestically, the 22 million United States Government purchase transactions each year present a tremendous market opportunity for the company."

A growing trend for the next decade will be the emergence of strategic electronic procurement of first responder products at all levels of government. This trend is called "e-GP", or electronic government procurement, and is a natural offshoot of the growing global trend toward e-commerce. Many federal agencies now routinely provide their procurement personnel with government purchase cards that can be used for up to 85% of federal government purchases. The purchase card replaced the paper-based time-consuming purchase order process for small dollar procurements. With annual expenditures of approximately $13.7B, the purchase card is the primary payment and procurement method for purchases under $2,500 (often referred to as micro-purchases) and allows for Internet purchases.

"We will be constantly adding new products to keep pace with customer demand for new technologies." "Our site will not only provide a centralized portal for e-GP and private security purchasing agents to locate first responder products; it will allow first responders access to special content, message boards, and special downloads, creating a community of public safety professionals comfortable with buying online." The Company's management will use its extensive experience with public safety agencies to select products that are cost-effective and reliable.

Recent research from the Homeland Security Research Corporation predicts that the cumulative homeland security and homeland defense market will total more than $400 billion from 2006 to 2010. The market for 2006 is estimated to be valued at $57.6 billion and will grow to $105.7 billion in 2010.

About First Responder Products Inc:

First Responder Products, Inc. is a premiere distributor of Homeland Security and Emergency Response products. The company streamlines the product procurement process by providing first responders and public safety agencies with a convenient, centralized destination to examine and purchase a wide selection of items. The company selects products that are cost-effective and reliable, and is committed to continually feature new products as they are developed.

The company is headquartered in Scottsdale Arizona.

PLEASE CONTACT:

First Responder Products, Inc.

Eric Johnson tel. 480.659.2389

Email: info@firstresponderproducts.com

Website: www.firstresponderproducts.com